Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan, the 2021 Equity Incentive Plan, and the 2021 Employee Stock Purchase Plan of UserTesting, Inc. of our report dated June 11, 2021, with respect to the consolidated financial statements of UserTesting, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-260224) and related Prospectus of UserTesting, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
November 17, 2021